As filed with the Securities and Exchange Commission on July 14,  2005

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

iPCS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	36-4350876
(State or other jurisdiction of incorporation or Organization)	(I.R.S. Employer Identification No.)

1901 N. Roselle Road, Schaumburg, Illinois	60195
(Address of Principal Executive Offices)	(Zip Code)

HORIZON PCS, INC.

2004 STOCK INCENTIVE PLAN

(Full title of the plan)

Edmund L. Quatmann, Jr.

General Counsel and Secretary

1901 N. Roselle Road

Schaumburg, Illinois 60195

(Name and address of agent for service)

(847) 885-2833

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common stock, par value $0.01 per share	598,962 shares	$22.99	$13,770,136	$1,621
Common stock, par value $0.01 per share	163,265 shares	$33.18	$5,417,133	$638
TOTAL	762,227 shares	—	$19,187,269	$2,259

(1)                                  This Registration Statement shall, in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), be deemed to cover such additional shares as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)                                  Estimated solely for the purpose of calculating the amount of the registration fee pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act.  Such offering prices are calculated on the basis of the (i) exercise prices of options to purchase 598,962 shares of iPCS, Inc. common stock which have been granted and as to which the offering price has been determined under the Horizon PCS 2004 Stock Incentive Plan, as amended, as adjusted by the exchange ratio provided by the terms of the Agreement and Plan of Merger, dated as of March 17, 2005, by and between the registrant and Horizon PCS, Inc. and (ii) average of the high and low prices as reported on the OTC Bulletin Board on July 8, 2005 with respect to 163,265 shares of iPCS, Inc. common stock for which awards have not been granted.

Explanatory Note

Pursuant to the Agreement and Plan of Merger, dated as of March 17, 2005 (the “Merger Agreement”), by and between the registrant and Horizon PCS, Inc. (“Horizon PCS”), on July 1, 2005, Horizon PCS merged with and into the registrant, with the registrant being the surviving corporation (the “Merger”).  Pursuant to the Merger Agreement, each outstanding option to purchase Horizon PCS common stock granted under the Horizon 2004 Stock Incentive Plan, as amended (the “Horizon Plan”) that was outstanding and unexercised immediately prior to the Merger was, at the effective time of the Merger, automatically converted into an option to purchase a number of shares of common stock of the registrant equal to the product of the number of shares of Horizon PCS common stock covered by the option and 0.7725, with any fractional amount rounded down to the nearest whole share, at an exercise price per share equal to the exercise price per share under the Horizon Plan divided by 0.7725, rounded up to the nearest whole cent.

Part I

Information Required in the Section 10(a) Prospectus

Item 1.  Plan Information.

Not required to be filed in the Registration Statement.

Item 2.  Registrant Information and Employee Plan Annual Information

Not required to be filed in the Registration Statement

Part II

Information Required in the Registration Statement

Item 3.  Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated herein by reference:

(a)                                 Annual Report on Form 10-K for the fiscal year ended September 30, 2004.

(b)                                Current Report on Form 8-K filed on November 4, 2004;

Current Report on Form 8-K filed on November 16, 2004;

Current Report on Form 8-K filed on December 3, 2004;

Current Report on Form 8-K filed on December 16, 2004;

Current Report on Form 8-K filed on February 2, 2005;

Current Report on Form 8-K filed on February 8, 2005;

Quarterly Report on Form 10-Q filed on February 9, 2005;

Current Report on Form 8-K filed on March 17, 2005;

Current Report on Form 8-K filed on March 18, 2005;

Current Report on Form 8-K filed on May 2, 2005;

Current Report on Form 8-K filed on May 11, 2005;

Quarterly Report on Form 10-Q filed on May 16, 2005; and

Current Report on Form 8-K filed on July 1, 2005.

(c)                                 Not applicable.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities registered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part of it from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed documents which also is or is deemed to be incorporated by reference) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Our certificate of incorporation provides for 100,000,000 shares of authorized capital stock, consisting of 75,000,000 shares of common stock, par value $0.01 per share, and 25,000,000 shares of preferred stock, par value $0.01 per share.

As of July 8, 2005, there were 16,042,796 shares of our common stock and no shares of our preferred stock issued and outstanding.

The securities to be offered pursuant to the Horizon Plan are 762,227 shares of our common stock, plus any additional shares as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

Common Stock

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and do not have any cumulative voting rights. Subject to the rights of the holders of any series of our preferred stock (described below), holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefore. Holders of shares of common stock have no preemptive or other similar rights. If we liquidate, dissolve or wind up, the holders of shares of common stock are entitled to share ratably in the assets which are legally available for distribution, if any, remaining after the payment or provision for the payment of all debts and other liabilities.

The authorized shares of our common stock will be available for issuance without further action by our stockholders, unless stockholder action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. If the approval of our stockholders is not required for the issuance of shares of our common stock, our board of directors may determine not to seek stockholder approval.

The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Our certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock so established, the terms and rights of such series. The authorized shares of our preferred stock will be available for issuance without further action by our stockholders provided (1) the primary purpose of the issuance is to raise capital or to facilitate an acquisition or similar strategic corporate transaction, and not to implement a takeover defense measure, such as a stockholder rights plan, or to otherwise have an anti-takeover effect and (2) stockholder action is not required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. If the approval of our stockholders is not required for the issuance of shares of our preferred stock, our board of directors may determine not to seek stockholder approval.

Notwithstanding the foregoing, our board of directors could issue preferred stock for the primary purpose of raising capital or facilitating an acquisition or similar strategic corporate transaction, but having terms that could discourage an acquisition attempt through which an acquiror may be able to change the composition of our board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.

Anti-Takeover Effects of Provisions of the Certificate of Incorporation and Bylaws

No Stockholder Action by Written Consent

Our certificate of incorporation and bylaws provide that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of such stockholders and may not be effected by any consent in writing by such stockholders. Except as otherwise required by law, special meetings of our stockholders for any purpose or purposes may be called only by (1) the chairman of our board of directors, (2) our chief executive officer, (3) our president, (4) our board of directors or (5) our stockholders holding at least 33 2/3% of our voting stock. No business other than that stated in the notice may be transacted at any special meeting. These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting, unless a special meeting is called as described above.

Advance Notice Procedures

Our bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election or to bring other business before an annual meeting of our stockholders. Our stockholder notice procedure provides that only persons who are nominated by, or at the direction of, our chairman of the board, or by a stockholder who has given timely written notice to our secretary prior to the meeting at which directors are to be elected, will be eligible for election as our directors. Our stockholder notice procedure also provides that at an annual meeting, only such business may be conducted as has been brought before the meeting by, or at the direction of, our chairman of the board or our board, or by a stockholder who has given timely written notice to our secretary of such stockholder’s intention to bring such business before the meeting. Under our stockholder notice procedure, for notice of stockholder nominations to be made at an annual meeting to be timely, such notice must be delivered to or mailed and received at our principal executive offices not less than 90 calendar days and not more than 120 calendar days prior to the anniversary date of our preceding annual meeting of stockholders, except that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is not within 25 days before or after the anniversary date of the previous year’s annual meeting, notice by the stockholder in order to be timely must be received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or public announcement in a press release or in a filing with the SEC of the date of the meeting is first made by us, whichever occurs first.

In addition, under our stockholder notice procedure, a stockholder’s notice to us proposing to nominate a person for election as a director or relating to the conduct of business other than the nomination of directors must contain the information required by our bylaws. If the chairman of a meeting determines that an individual was not nominated, or other business was not brought before the meeting, in accordance with our stockholder notice procedure, the individual will not be eligible for election as a director, or the business will not be conducted at the meeting, as the case may be.

Delaware Business Combination Statute

We are a Delaware corporation. Section 203 of the Delaware General Corporation Law provides that, subject to exceptions set forth therein, an interested stockholder of a Delaware corporation shall not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the date that the stockholder becomes an interested stockholder unless:

•                  prior to that date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•                  upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85 percent of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares; or

•                  on or subsequent to such date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3 percent of the outstanding voting stock which is not owned by the interested stockholder.

Except as otherwise set forth in Section 203, an interested stockholder is defined to include:

•                  any person that is the owner of 15 percent or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15 percent or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination; and

•                  the affiliates and associates of any such person.

Section 203 may make it more difficult for a person who would be an interested stockholder to effect various business combinations with us for a three-year period. We have not elected to be exempt from the restrictions imposed under Section 203. The provisions of Section 203 may encourage persons interested in acquiring us to negotiate in advance with our board of directors, as the stockholder approval requirement would be avoided if a majority of the directors then in office approves either the business combination or the transaction that results in any such person becoming an interested stockholder. Such provisions also may have the effect of preventing changes in our management. It is possible that such provisions could make it more difficult to accomplish transactions that our stockholders may otherwise deem to be in their best interests.

Bank of New York is the transfer agent and registrar of our common stock.

Item 5.  Interests of Named Experts and Counsel.

We have agreed to indemnify and hold KPMG LLP, an independent registered public accounting firm, harmless against and from any and all legal costs and expenses incurred by KPMG in its successful defense of any legal action or proceeding that arises as a result of KPMG’s consent to the incorporation by reference of its audit report on our past financial statements in this registration statement.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any current or former director, officer or employee or agent against expenses, judgments, fines and amounts paid in settlement in connection with civil, criminal, administrative or investigative actions or proceedings, other than a derivative action by or in the right of the corporation, if the director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses incurred in connection with the defense or settlement of the actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Our bylaws provide that each person who was or is made or is threatened to be made a party to any action or proceeding by reason of the fact that he or she is or was a director or officer of us or is or was serving at our request as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary or any foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, will be indemnified and held harmless by us to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended. Such rights are not exclusive of any other right that any person may have or thereafter acquire under any statute, provision of the certificate, bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Our certificate of incorporation also specifically authorizes us to maintain insurance and to grant similar indemnification rights to our employees or agents.

Consistent with the Delaware General Corporation Law, our certificate of incorporation provides that our directors shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•                  any breach of the director’s duty of loyalty to us or our stockholders;

•                  facts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•                  payments of unlawful dividends or unlawful stock repurchases or redemptions; or

•                  any transaction from which the director derived an improper personal benefit.

Neither the amendment nor repeal of the provision will eliminate or reduce the effect of the provision in respect of any matter occurring, or any cause of action, suit or claim that, but for this provision, would accrue or arise prior to the amendment or repeal.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

A list of Exhibits to this Registration Statement is set forth in the Exhibit Index following the signature pages hereto.

Item 9.  Undertakings.

(a)                                  The Registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                 Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Schaumburg, Illinois, on July 14, 2005.

iPCS, INC.

By:	/s/ Timothy M. Yager
Timothy M. Yager President and Chief Executive Officer

Each person whose signature appears below constitutes and appoints Timothy M. Yager and Stebbins B. Chandor, Jr., and each of them, with full power to act without the other, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and any and all documents in connection therewith, with the Securities and Exchange Commission, or with any other regulatory authority, and hereby grants unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Timothy M. Yager	Director, President and Chief Executive Officer	July 14, 2005
Timothy M. Yager	(Principal Executive Officer)

/s/ Timothy C. Babich	Director	July 14, 2005
Timothy C. Babich

/s/ Timothy G. Biltz	Director	July 14, 2005
Timothy G. Biltz

/s/ Jeffrey W. Jones	Director	July 14, 2005
Jeffrey W. Jones

/s/ Robert A. Katz	Director	July 14, 2005
Robert A. Katz

/s/ Ryan L. Langdon	Director	July 14, 2005
Ryan L. Langdon

/s/ Kevin M. Roe	Director	July 14, 2005
Kevin M. Roe

/s/ Stebbins B. Chandor, Jr.	Executive Vice President Operations and Chief Financial	July 14, 2005
Stebbins B. Chandor, Jr.	Officer (Principal Financial Officer)

/s/ Patricia M. Greteman	Vice President and Controller	July 14, 2005
Patricia M. Greteman	(Principal Accounting Officer)

EXHIBIT INDEX

Exhibit	Description
4.1	Restated Certificate of Incorporation of iPCS, Inc. (filed as an exhibit to the Current Report on Form 8-K filed with the SEC on July 1, 2005 (File No. 333-32064))

4.2	Amended and Restated Bylaws of iPCS, Inc. (filed as an exhibit to the Current Report on Form 8-K filed with the SEC on July 1, 2005 (File No. 333-32064))

4.3	Specimen Common Stock Certificate (filed as an exhibit to the Registration Statement on Form S-1 filed with the SEC on August 5, 2004)

4.4	Horizon PCS, Inc. 2004 Stock Incentive Plan

5.1	Opinion of Mayer, Brown, Rowe & Maw LLP, counsel to the Registrant, regarding the legality of the common stock being registered

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of KPMG LLP

23.3	Consent of Mayer, Brown, Rowe & Maw LLP, counsel to the Registrant (contained in Exhibit 5.1)

24.1	Powers of Attorney (included on signature page to this Registration Statement)